EXHIBIT 10.1(a1)

RATE APPLICABLE TO
     DIRECTORS AND EXECUTIVE OFFICERS UNDER THE
DIRECTORS AND EXECUTIVES DEFERRED COMPENSATION PLAN

Effective for the 2007 plan year, the Board of Directors and its Compensation Committee on January 16, 2007 approved an applicable interest rate for the Directors and Executives Deferred Compensation Plan of 13%. That rate applies prospectively to certain participants, including all participants who presently are directors or executive officers of the registrant. Rates generally are subject to annual approval by the Committee, but generally remain in effect until changed. The new interest rate, within the context of the entire Plan, has been established at a level intended to provide both retention and long-term non-compete incentives.